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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
Witness Systems, Inc.

        We consent to the use of our reports dated January 23, 2004, with respect to the consolidated balance sheets of Witness Systems, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                            /s/ KPMG LLP

Atlanta, Georgia
May 21, 2004

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Independent Auditors' Consent